Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-08246 on Form F-3 and Amendments No. 1 to Registration Statement Nos. 333-106837 and 333-120775 on Forms F-3/S-3 of our reports dated 29 July 2009, relating to the financial statements of British Sky Broadcasting Group plc and subsidiaries and the effectiveness of British Sky Broadcasting Group plc’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended 30 June 2009, and to the reference to us under the heading “Experts” in Amendments No. 1 to Registration Statement Nos. 333-106837 and 333-120775 on Forms F-3/S-3.
DELOITTE LLP
London, England
31 July 2009